Exhibit 16.1

June 16, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for GenVec, Inc. (“GenVec” or the “Company”) and, under the date of March 28, 2014, we reported on the financial statements of the Company as of and for the years ended December 31, 2013 and 2012. On June 11, 2014, we were dismissed. We have read GenVec’s statements included under Item 4.01 of its Form 8-K dated June 11, 2014, and we agree with such statements, except we are not in a position to agree or disagree with the Company’s statements in Item 4.01(b) of its Form 8-K dated June 11, 2014.

Very truly yours,

/s/ KPMG LLP